Exhibit 99.2
2006 Third-Quarter Earnings Release November 14, 2006

Forward Looking Statements This presentation may contain statements about future events and Regency Energy Partners LP's ("Regency Energy Partners", "Regency" or the "Partnership") outlook and expectations, which are forward-looking statements. Although Regency believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Regency's business prospects and performance, causing actual results to differ from those discussed during this presentation. Any forward-looking statements made are subject to all of the risks and uncertainties, many of which are beyond management's control, involved in gathering, processing, marketing and transportation of natural gas and natural gas liquids, or NGLs. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Regency's actual results and plans could differ materially from those expressed in any forward-looking statements. These risks and uncertainties are discussed in more detail in Regency's filings with the Securities and Exchange Commission, copies of which are available to the public. The Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events. Regulation G This document may include certain non-GAAP financial measures as defined under SEC Regulation G. In such an event, a reconciliation of those measures to the most directly comparable GAAP measures is included in this presentation.

Regency Energy Partners Overview

Third Quarter 2006 Highlights Improved volumes and segment margins in both business segments Actively pursuing our organic growth strategy Entered into a long-term agreement with a producer in North Louisiana to provide gathering, compression, processing and transportation services In South Texas, the 26-mile LaSalle County pipeline has been completed Adding additional compression on RIGS in the fourth quarter 200 MMCFD Dubberly dewpoint control facility scheduled to be in service in the fourth quarter Integration of TexStar is on schedule to be complete by the end of the year Raised $60 million in private placement Increased the cash distribution to 37 cents per unit for the third quarter, representing a 5.7% increase

Financial Overview Third-Quarter 2006

Consolidated Operating Results

Gathering and Processing Segment

Transportation Segment

Forecast Regency's expected 2007 adjusted EBITDA will be between $145 - $155 million Based on an assumed price curve for 2007 of $60 crude oil and $6.00 gas Regency's expected 2006 adjusted EBITDA will be reduced from our prior projection ($95 - $100 million) to be between $90 - $95 million Based on significant drop in price curves since our last guidance Adjusted EBITDA will be higher than our revised guidance by $7.5 million in 2006 due to pooling of interest accounting treatment Will incorporate TexStar's results for all of 2006

Q&A

Non-GAAP Reconciliations

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation

Non-GAAP Reconciliation